Form U-13-60
                     Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                  ANNUAL REPORT


                                 FOR THE PERIOD


             Beginning January 1, 2002 and Ending December 31, 2002
                       ---------------            -----------------


                                     TO THE


                     U.S. SECURITIES AND EXCHANGE COMMISSION


                                       OF


                                GPU SERVICE, INC.
                        ---------------------------------
                        (Exact Name of Reporting Company)


      A                       Subsidiary                      Service Company
        ------------------------------------------------------
                      ("Mutual" or "Subsidiary")


                      Date of Incorporation April 30, 1970
                                            --------------

         If not Incorporated, Date of Organization
                                                   --------------------


  State or Sovereign Power under which Incorporated or Organized Pennsylvania
                                                                 ------------


         Location of Principal Executive Offices of Reporting Company:

                      76 South Main Street, Akron, OH 44308
                      -------------------------------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

                                                            300 Madison Avenue
  P. R. Chatman               Assistant Controller          Morristown, NJ 07962
--------------------------------------------------------------------------------
      (Name)                       (Title)                       (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting
Company:

                     FirstEnergy Corp. (File No. 049-00055)
--------------------------------------------------------------------------------

                                                                              1
                      INSTRUCTIONS FOR USE OF FORM U-13-60

        1. Time of Filing. - Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

        2. Number of Copies. - Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

        3. Period Covered by Report. - The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

        4. Report Format. - Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to such size.

        5. Money Amounts Displayed. - All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (S210.3-01(b)).

        6. Deficits Displayed. - Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, S210.3-01(c))

        7. Major Amendments or Corrections. - Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

        8. Definitions. - Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

        9. Organization Chart. - The service company shall submit with each annual report a copy of its current organization chart.

        10. Methods of Allocation. - The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

        11. Annual Statement of Compensation for Use of Capital Billed. - The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


                                                                                          2
-------------------------------------------------------------------------------------------
   LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                                      Page
   ---------------------------------------------                                     Number
-------------------------------------------------------------------------------------------
Description of Schedules and Accounts                       Schedule or Account
                                                                   Number
-------------------------------------------------------------------------------------------
   COMPARATIVE BALANCE SHEET                                     Schedule I            4-5
   -------------------------
        SERVICE COMPANY PROPERTY                                 Schedule II           6-7
        ACCUMULATED PROVISION FOR DEPRECIATION AND
        AMORTIZATION OF SERVICE COMPANY PROPERTY                 Schedule III           8
        INVESTMENTS                                              Schedule IV            9
        ACCOUNTS RECEIVABLE FROM ASSOCIATE
        COMPANIES                                                Schedule V          10-10C
        FUEL STOCK EXPENSES UNDISTRIBUTED                        Schedule VI           11
        STORES EXPENSE UNDISTRIBUTED                             Schedule VII          12
        MISCELLANEOUS CURRENT AND ACCRUED ASSETS                 Schedule VIII         13
        MISCELLANEOUS DEFERRED DEBITS                            Schedule IX           14
        RESEARCH, DEVELOPMENT, OR DEMONSTRATION
        EXPENDITURES                                             Schedule X            15
        PROPRIETARY CAPITAL                                      Schedule XI           16
        LONG-TERM DEBT                                           Schedule XII          17
        CURRENT AND ACCRUED LIABILITIES                          Schedule XIII         18
        NOTES TO FINANCIAL STATEMENTS                            Schedule XIV          19

   COMPARATIVE INCOME STATEMENT                                  Schedule XV           20
   ----------------------------
        ANALYSIS OF BILLING --ASSOCIATE COMPANIES                Account 457           21
        ANALYSIS OF BILLING --NONASSOCIATE COMPANIES             Account 458           22
        ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE
        AND NONASSOCIATE COMPANIES                               Schedule XVI          23
        SCHEDULE OF EXPENSE BY DEPARTMENT OR
        SERVICE FUNCTION                                         Schedule XVII       24-25C
        DEPARTMENTAL ANALYSIS OF SALARIES                        Account 920           26
        OUTSIDE SERVICES EMPLOYED                                Account 923         27-27D
        EMPLOYEE PENSIONS AND BENEFITS                           Account 926           28
        GENERAL ADVERTISING EXPENSES                             Account 930.1         29
        MISCELLANEOUS GENERAL EXPENSES                           Account 930.2         30
        RENTS                                                    Account 931           31
        TAXES OTHER THAN INCOME TAXES                            Account 408           32
        DONATIONS                                                Account 426.1         33
        OTHER DEDUCTIONS                                         Account 426.5         34
        NOTES TO STATEMENT OF INCOME                             Schedule XVIII        35

--------------------------------------------------------------------------------


                                                                               3
--------------------------------------------------------------------------------

   LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                          Page
   --------------------------------------------                         Number
--------------------------------------------------------------------------------

Description of Reports or Statements
--------------------------------------------------------------------------------

   ORGANIZATION CHART                                                      36
   ------------------


   METHODS OF ALLOCATION                                                   37
   ---------------------


   ANNUAL STATEMENT OF COMPENSATION FOR USE                                38
   ----------------------------------------
   OF CAPITAL BILLED
   -----------------


   VENTURE DISCLOSURES                                                     39
   -------------------


   NOTE: Dollar figures in this report are shown in thousands unless otherwise noted.

                                                                                          4
                              ANNUAL REPORT OF GPU SERVICE, INC.
-------------------------------------------------------------------------------------------

                            SCHEDULE I - COMPARATIVE BALANCE SHEET

Give balance sheet of the Company as of December 31 of the current and prior year.

-------------------------------------------------------------------------------------------
ACCOUNT            ASSETS AND OTHER DEBITS                             As of December 31
------------------------------------------                          ---------------------
                                                                    CURRENT        PRIOR
   SERVICE COMPANY PROPERTY                                         -------        ------
   ------------------------

101     Service Company property (Schedule II)                     $  68,514     $  75,422
107     Construction work in progress (Schedule II)                        -             -
                                                                     -------      -------
               Total Property                                         68,154        75,422

108     Less accumulated provision for depreciation
        and amortization of service company
        property (Schedule III)                                       51,454        53,359
                                                                     -------       -------

               Net Service Company Property                           17,060        22,063
                                                                     -------       -------

   INVESTMENTS
   -----------

123     Investments in associate companies (Schedule IV)                   -              -
124     Other investments (Schedule IV)                               17,460         24,925
                                                                      -------       -------
               Total Investments                                      17,460         24,925
                                                                     -------        -------

   CURRENT AND ACCRUED ASSETS
   --------------------------

131     Cash                                                          10,398         35,822
134     Special deposits                                                 864            742
135     Working funds                                                    747            791
136     Temporary cash investments (Schedule IV)                           -              -
141     Notes receivable                                                   -              -
143     Accounts receivable                                            6,264          5,677
144     Accumulated provision for uncollectible accounts                 (94)          (214)
146     Accounts receivable from associate
        companies (Schedule V)                                       295,731        337,207
152     Fuel stock expenses undistributed (Schedule VI)                    -              -
154     Materials and supplies                                        50,228         59,872
163     Stores expense undistributed (Schedule VII)                        -              -
165     Prepayments                                                      113         72,468
171     Interest Receivable                                                -              -
174     Miscellaneous current and accrued
        assets (Schedule VIII)                                             -              -
                                                                     -------       --------
               Total Current and Accrued Assets                      364,251        512,365
                                                                     -------       --------

   DEFERRED DEBITS
   ---------------
181     Unamortized debt expense                                           -             85
184     Clearing accounts                                              5,614           (359)
186     Miscellaneous deferred debits (Schedule IX)                      473            812
188     Research, development, or demonstration
        expenditures (Schedule X)                                          -              -
190     Accumulated deferred income taxes                            347,996         95,439
                                                                     -------       --------
               Total Deferred Debits                                 354,083         95,977
                                                                     -------       --------

               TOTAL ASSETS AND OTHER DEBITS                        $752,854       $655,330
                                                                     =======       ========


                                                                                         5
                              ANNUAL REPORT OF GPU SERVICE, INC.
------------------------------------------------------------------------------------------

                            SCHEDULE I - COMPARATIVE BALANCE SHEET

------------------------------------------------------------------------------------------
ACCOUNT         LIABILITIES AND PROPRIETARY CAPITAL                     As of December 31
---------------------------------------------------                   --------------------
                                                                      CURRENT      PRIOR
  PROPRIETARY CAPITAL                                                 -------     --------
  -------------------
201 Common stock issued (Schedule XI)                                 $    100    $    100
211 Miscellaneous paid-in-capital (Schedule XI)                       (225,577)          -
215 Retained earnings / Accumulated other
    comprehensive income /(loss) (Schedule XI)                               -           -
216 Unappropriated retained earnings (Schedule XI)                           -           -
                                                                       -------     -------
               Total Proprietary Capital                              (225,477)        100
                                                                       -------     -------

  LONG-TERM DEBT
  --------------

223 Advances from associate companies (Schedule XII)                    48,266      48,266
224 Other long-term debt  (Schedule XII)                                     -           -
225 Unamortized premium on long-term debt                                    -           -
226 Unamortized discount on long-term debt-debit                             -           -
                                                                       -------     -------
               Total Long-term Debt                                     48,266      48,266
                                                                       -------     -------

  CURRENT AND ACCRUED LIABILITIES
  -------------------------------

231 Notes payable                                                            -           -
232 Accounts payable                                                    86,774      70,838
233 Notes payable to associate
         companies (Schedule XIII)                                           -           -
234 Accounts payable to associate
         companies (Schedule XIII)                                      32,849      22,594
236 Taxes accrued                                                        3,501         958
237 Interest accrued                                                     1,037         948
238 Dividends declared                                                       -           -
241 Tax collections payable                                                842         889
242 Miscellaneous current and accrued
         liabilities (Schedule XIII)                                   105,247     222,866
                                                                       -------     -------
               Total Current and Accrued Liabilities                   230,250     319,093
                                                                       -------     -------

  DEFERRED CREDITS
  ----------------

253 Other deferred credits                                             691,204     287,871
255 Accumulated deferred investment tax credits                              -           -
                                                                       -------     -------
               Total Deferred Credits                                  691,204     287,871
                                                                       -------     -------

282 ACCUMULATED DEFERRED INCOME TAXES                                    8,611          -
    ---------------------------------                                  -------     -------

               TOTAL LIABILITIES AND PROPRIETARY                      $752,854    $655,330
                                                                       =======     =======
               CAPITAL



                                                                                         6
                              ANNUAL REPORT OF GPU SERVICE, INC.

                             For the Year Ended December 31, 2002
-------------------------------------------------------------------------------------------

                            SCHEDULE II - SERVICE COMPANY PROPERTY

-------------------------------------------------------------------------------------------
                             BALANCE AT            RETIREMENTS      OTHER       BALANCE AT
                             BEGINNING   ADDITIONS      OR        CHANGES 1/     CLOSE OF
       DESCRIPTION             OF YEAR                SALES               -        YEAR
-------------------------------------------------------------------------------------------

SERVICE COMPANY PROPERTY
------------------------

Account
-------

301     ORGANIZATION           $    49   $     -      $     -       $     -      $    49

303     MISCELLANEOUS
        INTANGIBLE PLANT         2,748        48          452             -        2,344

304     LAND & LAND RIGHT          320         -            -             -          320

305     STRUCTURES AND
        IMPROVEMENTS            38,600         -            -             -       38,600

306     LEASEHOLD
        IMPROVEMENTS                 -         -            -             -            -

307     EQUIPMENT 2/            28,726        30        5,880             -       22,876
                  -

308     OFFICE FURNITURE
        AND EQUIPMENT            2,075        19          698            16        1,412

309     AUTOMOBILES, OTHER
        VEHICLES AND
        RELATED GARAGE
        EQUIPMENT                    -         -            -             -            -

310     AIRCRAFT AND
        AIRPORT EQUIPMENT            -         -            -             -            -

311     OTHER SERVICE
        COMPANY PROPERTY 3/      2,904        25            -           (16)       2,913
                         -      -----------------------------------------------------------

        SUB-TOTAL               75,422       122        7,030             -       68,514
                                -----------------------------------------------------------

107     CONSTRUCTION WORK
        IN PROGRESS 4/               -         -            -             -            -
                    -

     TOTAL                     $75,422   $   122      $ 7,030       $     -      $68,514
                                ===========================================================

-------------------------------------------------------------------------------------------
1/      PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-       N/A
-------------------------------------------------------------------------------------------



                                                                                          7
                                    SCHEDULE II - CONTINUED


-------------------------------------------------------------------------------------------
2/  SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED. THE SERVICE
    COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING
    THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR:
-------------------------------------------------------------------------------------------
                                                                                 BALANCE AT
                 SUBACCOUNT DESCRIPTION                          ADDITIONS        CLOSE OF
                                                                                    YEAR
-------------------------------------------------------------------------------------------

    COMMUNICATIONS EQUIPMENT (MICROWAVE & TELEPHONE)             $     -         $ 2,239

    DATA PROCESSING EQUIPMENT                                          -          17,572

    DISPATCHING EQUIPMENT                                              -             811

    LOAD RESEARCH EQUIPMENT                                            -               -

    MISCELLANEOUS EQUIPMENT                                            -              39

    PERSONAL COMPUTER                                                 30           2,215
                                                                  ------          ------


                                            TOTAL                $    30         $22,876
                                                                  ======          ======

-------------------------------------------------------------------------------------------

3/  DESCRIBE OTHER SERVICE COMPANY PROPERTY:
-

    Photographic, Mailing Equipment, HVA System, Security System

-------------------------------------------------------------------------------------------

4/  DESCRIBE CONSTRUCTION WORK IN PROGRESS:
-
-------------------------------------------------------------------------------------------



                                                                                          8
                               ANNUAL REPORT OF GPU SERVICE, INC.

                              For the Year Ended December 31, 2002

-------------------------------------------------------------------------------------------

                                     SCHEDULE III
                   ACCUMULATED PROVISION FOR DEPRECIATION AND
                       AMORTIZATION OF SERVICE COMPANY PROPERTY

-------------------------------------------------------------------------------------------
                          BALANCE AT   ADDITIONS                                 BALANCE AT
                          BEGINNING     CHARGED                 OTHER CHANGES      CLOSE OF
DESCRIPTION               OF YEAR          TO      RETIREMENTS   ADD (DEDUCT)1/      YEAR
                                      ACCOUNT 403                            -
-------------------------------------------------------------------------------------------
Account

301   ORGANIZATION          $     -       $    -      $    -        $     -       $     -

303   MISCELLANEOUS
      INTANGIBLE PLANT          687          555         452              -           790

304   LAND & LAND RIGHTS          -            -           -              -             -

305   STRUCTURES AND
      IMPROVEMENTS           33,789          413           -              -        34,202

306   LEASEHOLD
      IMPROVEMENTS                -            -           -              -             -

307   EQUIPMENT              16,875        3,895       5,880              -        14,890

308   OFFICE FURNITURE
      AND FIXTURES            1,250          146         698              -           698

309   AUTOMOBILES, OTHER
      VEHICLES AND
      RELATED GARAGE
      EQUIPMENT                   -            -           -              -             -

310   AIRCRAFT AND
      AIRPORT EQUIPMENT           -            -           -              -             -

311   OTHER SERVICE
      COMPANY PROPERTY          758          116           -              -           874
                             ------        -----       -----         ------        ------


                            $53,359       $5,125      $7,030        $     -       $51,454
                             ======        =====       =====         ======        ======

-------------------------------------------------------------------------------------------
1/      PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-       N/A

-------------------------------------------------------------------------------------------



                                                                                       9
                              ANNUAL REPORT OF GPU SERVICE, INC.

                             For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------

                                   SCHEDULE IV - INVESTMENTS
-----------------------------------------------------------------------------------------

INSTRUCTIONS:       Complete the following schedule concerning investments.

                    Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

                    Under Account 136, "Temporary Cash Investments", list each investment separately.
-----------------------------------------------------------------------------------------
                                                                 BALANCE AT    BALANCE AT
           DESCRIPTION                                           BEGINNING      CLOSE OF
                                                                   OF YEAR        YEAR
-----------------------------------------------------------------------------------------

ACCOUNT 123-INVESTMENT IN ASSOCIATE COMPANIES

           NONE


ACCOUNT 124 - OTHER INVESTMENTS

           COMPANY OWNED LIFE INSURANCE -
             CASH SURRENDER VALUE                                  $ 8,582       $ 8,296

           RABBI TRUST                                              13,935         6,692

           HEALTH CARE RESERVE                                       2,408         2,472


ACCOUNT 136 - TEMPORARY CASH INVESTMENTS

           NONE

                                                                    ------        ------
           TOTAL                                                   $24,925       $17,460
                                                                    ======        ======

-----------------------------------------------------------------------------------------



                                                                                       10
                              ANNUAL REPORT OF GPU SERVICE, INC.

                             For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------

                   SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES


INSTRUCTIONS:     Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each
                  associate company by subaccount should be provided.
-----------------------------------------------------------------------------------------
                                                               BALANCE AT      BALANCE AT
           DESCRIPTION                                         BEGINNING        CLOSE OF
                                                                 OF YEAR           YEAR
-----------------------------------------------------------------------------------------

ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE
      COMPANIES

      GPU ADVANCED RESOURCES, INC.                              $     96        $     12
      JERSEY CENTRAL POWER & LIGHT COMPANY                       163,120          166,859
      METROPOLITAN EDISON COMPANY                                 62,071          32,317
      PENNSYLVANIA ELECTRIC COMPANY                              110,147          94,608
      MYR GROUP, INC.                                                173              57
      GPU POWER, INC.                                                593              58
      GPU CAPITAL, INC.                                              377           1,004
      GPU DIVERSIFIED HOLDINGS LLC                                    13               -
      FIRSTENERGY SERVICE CO.                                        593               -
      OHIO EDISON COMPANY                                             23             786
      FIRSTENERGY SOLUTIONS CORP.                                      1               7
      PENNSYLVANIA POWER COMPANY                                       -              23
                                                                 -------         -------
                                              TOTAL             $337,207        $295,731
                                                                 =======         =======

-----------------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                TOTAL
                                                                                 PAYMENTS
                                                                                --------
      INTERCHANGE TRANSACTIONS
      ------------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                                      $ 428,380
      METROPOLITAN EDISON COMPANY                                                 154,424
      PENNSYLVANIA ELECTRIC COMPANY                                               199,459


                                                                             10A
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

-------------------------------------------------------------------------------

                   SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
-------------------------------------------------------------------------------

INSTRUCTIONS:     Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each
                  associate company by subaccount should be provided.
-------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):             TOTAL
                                                                       PAYMENTS
                                                                       --------
      OUTSIDE SERVICES EMPLOYED - OTHER
      ---------------------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                             $ 49,737
      METROPOLITAN EDISON COMPANY                                        27,289
      PENNSYLVANIA ELECTRIC COMPANY                                      16,791

      OUTSIDE SERVICES EMPLOYED - LEGAL
      ---------------------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                             $  2,164
      METROPOLITAN EDISON COMPANY                                            73
      PENNSYLVANIA ELECTRIC COMPANY                                         390

      OUTSIDE SERVICES EMPLOYED - TREE TRIMMING
      -----------------------------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                             $ 18,405
      METROPOLITAN EDISON COMPANY                                         8,956
      PENNSYLVANIA ELECTRIC COMPANY                                      12,847

      MATERIALS AND SUPPLIES
      ----------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                             $ 14,158
      METROPOLITAN EDISON COMPANY                                         7,205
      PENNSYLVANIA ELECTRIC COMPANY                                       9,291

      LEASE/RENTAL PAYMENTS
      ---------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                             $ 20,970
      METROPOLITAN EDISON COMPANY                                         5,767
      PENNSYLVANIA ELECTRIC COMPANY                                       7,189

      COMPUTER HARDWARE, SOFTWARE & SUPPLIES
      --------------------------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                             $    369
      METROPOLITAN EDISON COMPANY                                           180
      PENNSYLVANIA ELECTRIC COMPANY                                          58

                                                                             10B
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                   SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
--------------------------------------------------------------------------------

INSTRUCTIONS:     Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each
                  associate company by subaccount should be provided.
--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):         TOTAL
                                                                  PAYMENTS
                                                                  --------
      TELECOMMUNICATIONS EQUIPMENT & SERVICE
      --------------------------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $  3,214
      METROPOLITAN EDISON COMPANY                                    1,834
      PENNSYLVANIA ELECTRIC COMPANY                                  2,569

      ADVERTISING
      -----------
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $  2,662
      METROPOLITAN EDISON COMPANY                                       28
      PENNSYLVANIA ELECTRIC COMPANY                                    114

      BANK FEES
      ---------
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $    170
      METROPOLITAN EDISON COMPANY                                      156
      PENNSYLVANIA ELECTRIC COMPANY                                    112

      LICENSES, PERMITS AND REGULATIONS
      ---------------------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $  1,545
      METROPOLITAN EDISON COMPANY                                      398
      PENNSYLVANIA ELECTRIC COMPANY                                    806

      CUSTOMER REBATES/INCENTIVES
      ---------------------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $ 15,370
      METROPOLITAN EDISON COMPANY                                        1
      PENNSYLVANIA ELECTRIC COMPANY                                      -

      INTEREST EXPENSES
      -----------------
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $342,027
      METROPOLITAN EDISON COMPANY                                  146,309
      PENNSYLVANIA ELECTRIC COMPANY                                123,679

                                                                             10C
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                  SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
--------------------------------------------------------------------------------

INSTRUCTIONS:     Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each
                  associate company by subaccount should be provided.
--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):         TOTAL
                                                                  PAYMENTS
                                                                  --------
      DIVIDENDS
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $      -
      METROPOLITAN EDISON COMPANY                                      227
      PENNSYLVANIA ELECTRIC COMPANY                                    227

      LEGAL SETTLEMENT
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $    769
      METROPOLITAN EDISON COMPANY                                      196
      PENNSYLVANIA ELECTRIC COMPANY                                  1,021

      POSTAGE
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $  3,741
      METROPOLITAN EDISON COMPANY                                    1,704
      PENNSYLVANIA ELECTRIC COMPANY                                  2,005

      MISCELLANEOUS CUSTOMER EXPENSES
      JERSEY CENTRAL POWER & LIGHT COMPANY                        $    447
      METROPOLITAN EDISON COMPANY                                    3,519
      PENNSYLVANIA ELECTRIC COMPANY                                  4,581

                                                                 ---------
                                               TOTAL PAYMENTS   $1,643,533
                                                                 =========
--------------------------------------------------------------------------------

                                                                              11
                              ANNUAL REPORT OF GPU SERVICE, INC.

                             For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                        SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED
--------------------------------------------------------------------------------

INSTRUCTIONS:       Report the amount of labor and expenses incurred with
                    respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the
                    section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.
--------------------------------------------------------------------------------

           DESCRIPTION                             LABOR     EXPENSES    TOTAL
--------------------------------------------------------------------------------

ACCOUNT 152 - FUEL STOCK EXPENSES UNDISTRIBUTED


              NONE


                                                    -----      -----     -----
                                         TOTAL        -          -         -
                                                    =====      =====     =====
--------------------------------------------------------------------------------

SUMMARY:

--------------------------------------------------------------------------------

                                                                              12
                              ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                   SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED
--------------------------------------------------------------------------------

INSTRUCTIONS:  Report the amount of labor and expenses  incurred with respect to stores expense during the year and indicate amount attributable to each associate company.
--------------------------------------------------------------------------------

        DESCRIPTION                                 LABOR     EXPENSES   TOTAL

--------------------------------------------------------------------------------

ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED


              None


                                                     -----     -----      -----
                                         TOTAL      $  -      $  -       $  -
                                                     =====     =====      =====


--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                  SCHEDULE VIII

                    MISCELLANEOUS CURRENT AND ACCRUED ASSETS
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide detail of items in this account.  Items less than $10,000 may be grouped, showing the number of items in each group.
--------------------------------------------------------------------------------
                                                        BALANCE AT    BALANCE AT
        DESCRIPTION                                     BEGINNING      CLOSE OF
                                                         OF YEAR         YEAR
--------------------------------------------------------------------------------

ACCOUNT 174 -   MISCELLANEOUS CURRENT AND ACCRUED
                ASSETS


                NONE


                                                          ------        ------
                                              TOTAL          -             -
                                                          ======        ======

--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                   SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS
--------------------------------------------------------------------------------

INSTRUCTIONS:     Provide detail of items in this account.  Items less than
                  $10,000 may be grouped by class showing the number of items in each class.
--------------------------------------------------------------------------------
                                                    BALANCE AT     BALANCE AT
                  DESCRIPTION                        BEGINNING      CLOSE OF
                                                      OF YEAR         YEAR
--------------------------------------------------------------------------------

ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS


      Stock Plan                                     $   281         $    -

      Procurement Cards                                 (453)           113

      Misc. Billing Adjustments                          984            360


                                                       -----           ----
                                         TOTAL        $  812          $ 473
                                                       =====           ====


--------------------------------------------------------------------------------

                                                                              15
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                   SCHEDULE X

               RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

--------------------------------------------------------------------------------

INSTRUCTIONS: Provide a description of each material research, development, or demonstration project, which incurred costs by the service corporation during the year.
--------------------------------------------------------------------------------

           DESCRIPTION                                             AMOUNT
--------------------------------------------------------------------------------

ACCOUNT 188 -       RESEARCH, DEVELOPMENT, OR DEMONSTRATION

                    EXPENDITURES

                    NONE

                                                                    ----
                                                     TOTAL         $  -
                                                                    ====

--------------------------------------------------------------------------------


                                                                                                                                16
                                                ANNUAL REPORT OF GPU SERVICE, INC.

                                               For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------------
                                                 SCHEDULE XI - PROPRIETARY CAPITAL
-----------------------------------------------------------------------------------------------------------------------------------
                                                         NUMBER OF           PAR OR STATED             OUTSTANDING CLOSE OF PERIOD
ACCOUNT NUMBER        CLASS OF STOCK                       SHARES                 VALUE               -----------------------------
                                                        AUTHORIZED              PER SHARE             NO. OF SHARES    TOTAL AMOUNT
-----------------------------------------------------------------------------------------------------------------------------------
     201            COMMON STOCK ISSUED                    5,000                  $10  *                  5,000         $ 50,000*
(1)  201            COMMON STOCK ISSUED                    5,000                  $10  *                  5,000         $ 50,000*

                                                                                       TOTAL                            $100,000*

    INSTRUCTIONS:     Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.
-----------------------------------------------------------------------------------------------------------------------------------
                      DESCRIPTION                                                                                       AMOUNT
-----------------------------------------------------------------------------------------------------------------------------------
ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL
                      GPUS Excess Pension Plan Minimum Liability Recognition                                          $(225,609)
                      Net Unrealized Gain on Rabbi Trust
                                                                                                                             32
                                                                                                                       --------
                                                                                                                      $(225,577)
                                                                                                                       ========
ACCOUNT 215 - RETAINED EARNINGS /ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS):

                                                                                                                         NONE
-----------------------------------------------------------------------------------------------------------------------------------


INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining  from servicing  nonassociates per the General Instructions of the Uniform System
               of Accounts. For dividends paid  during the year in cash or otherwise, provide rate percentage,  amount of dividend, date declared and date paid.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         BALANCE AT          NET INCOME                   BALANCE AT
         D E S C R I P T I O N                                           BEGINNING               OR          DIVIDENDS     CLOSE OF
                                                                          OF YEAR              (LOSS)           PAID         YEAR
-----------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 216 - UNAPPROPRIATED RETAINED EARNINGS
                      NONE

                                                                          -----               -----             -----        -----
                                                           TOTAL         $  -                $  -              $  -         $  -
        *   In whole dollars.                                             =====               =====             =====        =====

        (1) Common Stock of GPU Nuclear, Inc.



                                                                                                                                17
                                                 ANNUAL REPORT OF GPU SERVICE, INC.

                                               For the Year Ended December 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------
                                                   SCHEDULE XII- LONG-TERM DEBT
-----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes, and advances on open account.
Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For
Account  224 - Other long term debt  provide  the name of  creditor  company or  organization,  terms of the  obligation,  date of maturity, interest rate, and the amount authorized and outstanding.
-----------------------------------------------------------------------------------------------------------------------------------
                            TERMS OF OBLIG       DATE                              BALANCE AT                           BALLANCE AT
  NAME OF CREDITOR          CLASS & SERIES        OF       INTEREST    AMOUNT      BEGINNING0                    1/       CLOSE
                            OF OBLIGATION      MATURITY     RATE     AUTHORIZED     OF YEAR    ADDITIONS   DEDUCTIONS     OF YEAR
-----------------------------------------------------------------------------------------------------------------------------------

  ACCOUNT 223 - ADVANCES FROM ASSOCIATE
              COMPANIES:

  JERSEY CENTRAL POWER & LIGHT COMPANY                      6.67%                   20,333        -            -          $20,333
  METROPOLITAN EDISON COMPANY                               6.67%                   12,418        -            -           12,418
  PENNSYLVANIA ELECTRIC COMPANY                             6.67%                   15,515        -            -           15,515
                                                                                                                           ------
  TOTAL                                                                                                                   $48,266
                                                                                                                           ======

  ACCOUNT 224 - OTHER LONG-TERM DEBT:

                      NONE

-----------------------------------------------------------------------------------------------------------------------------------

1/  GIVE AN EXPLANATION OF DEDUCTIONS:
              NONE

-----------------------------------------------------------------------------------------------------------------------------------

                                                                              18
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                 SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

--------------------------------------------------------------------------------
INSTRUCTIONS:       Provide balance of notes and accounts payable to each
                    associate company.  Give description and amount of
                    miscellaneous current and accrued liabilities.  Items less than $10,000 may be grouped, showing the number of items in
                         -------
                    each group.
-------------------------------------------------------------------------------
                                                     BALANCE AT      BALANCE AT
           DESCRIPTION                               BEGINNING        CLOSE OF
                                                      OF YEAR           YEAR
-------------------------------------------------------------------------------

ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES
      JERSEY CENTRAL POWER & LIGHT COMPANY            $      -        $     -
      METROPOLITAN EDISON COMPANY                            -              -
      PENNSYLVANIA ELECTRIC COMPANY                          -              -
                                                        ------         ------
                                          TOTAL       $      -        $     -
                                                        ======         ======

-------------------------------------------------------------------------------

ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE

    FIRSTENERGY CORP.                                 $ 22,522        $21,945
    GPU TELCOM SERVICES, INC.                               72              -
    GPU DIVERSIFIED HOLDINGS, LLC                           -              78
    FIRSTENERGY SERVICE COMPANY                             -          10,706
    THE TOLEDO EDISON COMPANY                               -              89
    THE CLEVELAND ELECTRIC ILLUMINATING COMPANY             -              31
                                                       -------         ------
                                          TOTAL       $ 22,594        $32,849
                                                       =======         ======
-----------------------------------------------------------------------------

ACCOUNT 242 -MISCELLANEOUS CURRENT AND ACCRUED
                LIABILITIES

ACCRUALS
             - EMPLOYEE HEALTHCARE AND
                 OTHER BENEFITS                       $  3,769       $    277
             - INTERCHANGE POWER                           (35)             -
             - INCENTIVE COMPENSATION                   32,045         28,882
             - OFFICERS' DEFERRED COMPENSATION
                AND COMPANY OWNED LIFE INSURANCE         7,893          9,351
             - WORKER'S COMPENSATION                       231            152
             - VACATION                                 33,199         27,573
             - SICK LEAVE                                6,229          5,910
             - BIWEEKLY PAYROLL ACCRUAL                  9,906          5,585
             - SEVERENCE WAGES                         129,011         27,031
             - OTHER                                       618            486
                                                      -------         -------
                                           TOTAL      $222,866       $105,247
                                                       =======        =======

-------------------------------------------------------------------------------

                                                                              19
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                  SCHEDULE XIV

                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for  important  notes  regarding  the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.
--------------------------------------------------------------------------------

     On November 7, 2001, under the FirstEnergy Corp. (FirstEnergy) Merger Order, GPU Service, Inc. (GPUS) became a subsidiary of FirstEnergy, a registered holding company under the Public Utility Holding Company Act of 1935. The Merger Order required a separate application seeking authorization to consolidate the functions performed by FirstEnergy Service Company and GPUS. On October 15, 2002, FirstEnergy filed with the SEC requesting authorization to consolidate all common corporate services under First Energy Service Company, to occur not later than June 1, 2003. In the interim, GPUS has functioned as it has in the past in accordance with Commission approvals, in addition to rendering services to the pre-merger FirstEnergy Utility Subsidiaries or other subsidiaries of FirstEnergy following the merger.

     GPU Nuclear, Inc. (GPUN) operated the Saxton Nuclear Experimental Corporation and Three Mile Island Unit 2 on behalf of Jersey Central Power & Light Company, Metropolitan Edison Company, and Pennsylvania Electric Company. In 2001, the few remaining GPUN employees were transferred to GPUS. All the expenses associated with GPUN operation have been included within the GPUS U-13-60.


--------------------------------------------------------------------------------

                                                                              20
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                   SCHEDULE XV

                               STATEMENT OF INCOME

--------------------------------------------------------------------------------
ACCOUNT                DESCRIPTION                  CURRENT YEAR    PRIOR YEAR
--------------------------------------------------------------------------------

     INCOME
     ------
457         Services rendered to associate companies  $505,055       $587,653
458         Services rendered to nonassociate
              companies                                     31            356
421         Miscellaneous income or loss                    40            215
                                                       -------        -------

                    Total Income                       505,126        588,224
                                                       -------        -------

     EXPENSE
     -------
920         Salaries and wages                         318,931        376,436
921         Office supplies and expenses                81,420        100,559
922         Administrative expense transferred -
              credit                                         -              -
923         Outside services employed                   29,716         36,216
924         Property insurance                              15            107
925         Injuries and damages                         1,746          9,509
926         Employee pensions and benefits              18,207         (2,940)
928         Regulatory commission expense                    -               -
930.1       General advertising expenses                   465            839
930.2       Miscellaneous general expenses                 840          2,966
931         Rents                                        1,547          3,775
932         Maintenance of structures and equipment      2,245          3,218
403         Depreciation and amortization expense        5,125          5,689
408         Taxes other than income taxes               28,970         30,105
409         Income taxes                               (31,074)       (20,655)
410         Provision for deferred income taxes         34,004         18,484
411         Provision for deferred income taxes -
              credit                                     9,421         15,562
411.5       Investment tax credit                            -              -
426.1       Donations                                       62          1,783
426.5       Other deductions                               955          2,371
427         Interest on long-term debt                       -            266
430         Interest on debt to associate
              companies                                  2,329          3,219
431         Other interest expense                         202            715
                                                       -------        -------

                 Total Expense                         505,126        588,224
                                                       -------        -------

                 Net Income or (Loss)                 $      -       $      -
                                                       =======        =======


--------------------------------------------------------------------------------

                                                                              21
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------
                               ANALYSIS OF BILLING

                               ASSOCIATE COMPANIES
                                   ACCOUNT 457
--------------------------------------------------------------------------------
                               DIRECT         INDIRECT   COMPENSATION   TOTAL
                               COSTS            COSTS       FOR USE     AMOUNT
NAME OF ASSOCIATE COMPANY      CHARGED        CHARGED     OF CAPITAL    BILLED
                               -------        --------   ------------
                                457-1          457-2         457-3
--------------------------------------------------------------------------------

JERSEY CENTRAL POWER
  & LIGHT COMPANY              $198,766        $39,372    $   -       $238,138

PENNSYLVANIA ELECTRIC
  COMPANY                        92,720         32,594        -        125,314

METROPOLITAN EDISON
  COMPANY                        76,624         29,621        -        106,245

GPU POWER, INC.                     740             86        -            826

GPU ELECTRIC, INC.                  847            649        -          1,496

GPU ADVANCED RESOURCES, INC.        305              9        -            314

MYR GROUP INC.                      112            204        -            316

GPU TELCOM SERVICES, INC.         2,729            177        -          2,906

GPU DIVERSIFIED HOLDINGS, LLC        55              -        -             55

FIRSTENERGY SERVICE COMPANY      18,168              -        -         18,168

THE CLEVELAND ELECTRIC
  ILLUMINATING COMPANY              962            121        -          1,083

THE TOLEDO EDISON COMPANY           620             78        -            698

Pennsylvania Power Company          211             26        -            237

OHIO EDISON COMPANY               2,768            276        -          3,044

FIRSTENERGY SOLUTIONS CORP.         327              -        -            327

FIRSTENERGY CORP.                 3,535          2,353        -          5,888
                                -------        -------     --------   ---------

TOTAL                          $399,489       $105,566    $   -      $ 505,055
                                =======        =======     ========   ========

-------------------------------------------------------------------------------


                                                                                                                         22
                                              ANNUAL REPORT OF GPU SERVICE, INC.

                                             For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------

                                                     ANALYSIS OF BILLING
                                                    NONASSOCIATE COMPANIES
                                                         ACCOUNT 458

-----------------------------------------------------------------------------------------------------------------------------

                                                DIRECT        INDIRECT      COMPENSATION                EXCESS
                                                 COSTS         COSTS          FOR USE                     OR          TOTAL
NAME OF NONASSOCIATE COMPANY                    CHARGED       CHARGED        OF CAPITAL       TOTAL    DEFICIENCY     AMOUNT
                                                -------       -------        ----------       -----    ----------     BILLED
                                                 458-1         458-2         458-3            COST       458-4
                                                -----------------------------------------------------------------------------
 *  Consumers Water Companies (A)               $   21          $  3          $ -             $   24    $    4       $   28

    PJM Leasing Charges (B)                          3             -            -                  3         -            3


                                                 -----           ---           ---             -----     -----        -----
                             TOTAL              $   24          $  3          $ -             $   27    $    4       $   31
                                                 =====           ===           ===             =====     =====        =====

-----------------------------------------------------------------------------------------------------------------------------

INSTRUCTION:  Provide a brief description of the services rendered to each nonassociated company:

(A)   Billing Services
(B)   Computer Services

-----------------------------------------------------------------------------------------------------------------------------

      * See Descriptions of Activities on page 39.



                                                                                                                             23
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVI
                                                  ANALYSIS OF CHARGES FOR SERVICE
                                               ASSOCIATE AND NONASSOCIATE COMPANIES


------------------------------------------------------------------------------------------------------------------------------------
                                                                     ASSOCIATE COMPANY CHARGES         NONASSOCIATE COMPANY CHARGES
                                                                  ---------------------------------   ------------------------------
                                                                   DIRECT      INDIRECT                DIRECT      INDIRECT
         DESCRIPTION OF ITEMS                                       COST         COST         TOTAL     COST         COST      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
920.     SALARIES AND WAGES                                        265,580       53,351      318,931      -           -          -
921.     OFFICE SUPPLIES AND EXPENSES                               80,247        1,142       81,389     28           3         31
922      ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                       -            -            -      -           -          -
923.     OUTSIDE SERVICES                                           11,134       18,582       29,716      -           -          -
924.     PROPERTY INSURANCE                                             15            -           15      -           -          -
925.     INJURIES AND DAMAGES                                        1,267          479        1,746      -           -          -
926.     EMPLOYEE PENSIONS AND BENEFITS                             16,177        2,030       18,207      -           -          -
928      REGULATORY COMMISSION EXPENSE                                   -            -            -      -           -          -
930.1    GENERAL ADVERTISING EXPENSES                                  (92)         557          465      -           -          -
930.2    MISC. GENERAL EXPENSES                                      1,513         (673)         840      -           -          -
931.     RENTS                                                        (603)       2,150        1,547      -           -          -
932.     MAINTENANCE OF STRUCTURES AND EQUIPMENT                        45        2,200        2,245      -           -          -
403.     DEPRECIATION AND AMORTIZATION EXPENSE                        (489)       5,614        5,125      -           -          -
408.     TAXES OTHER THAN INCOME TAXES                              18,933       10,037       28,970      -           -          -
409      INCOME TAXES                                              (10,574)     (20,500)     (31,074)     -           -          -
410      PROVISION FOR DEFERRED INCOME TAXES                        13,707       20,297       34,004      -           -          -
411      PROVISION FOR DEFERRED INCOME TAXES - CREDIT                    -        9,421        9,421      -           -          -
411.5    INVESTMENT TAX CREDIT                                           -            -            -      -           -          -
426.1    DONATIONS                                                      61            1           62      -           -          -
426.5    OTHER DEDUCTIONS                                              201          754          955      -           -          -
427.     INTEREST ON LONG TERM DEBT                                      -            -            -      -           -          -
431.     OTHER INTEREST EXPENSE                                         61          141          202      -           -          -
------------------------------------------------------------------------------------------------------------------------------------
        INSTRUCTION: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

------------------------------------------------------------------------------------------------------------------------------------
        TOTAL EXPENSES                                            397,183       105,583      502,766     28           3         31
                                                                  -------       -------      -------     --          --        ---
        COMPENSATION FOR USE OF EUITY CAPITAL                           -             -            -      -           -          -
                                                                  -------       -------      -------     --          --         --
430     INTEREST ON DEBT TO ASSOC. COMPANIES                        2,329             -        2,329      -           -          -
                                                                  -------       -------      -------     --          --         --
         TOTAL COST OF SERVICE                                    399,512       105,583      505,095     28           3         31
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                                         TOTAL CHARGES FOR SERVICE
                                                                   -----------------------------------
                                                                     DIRECT      INDIRECT
         DESCRIPTION OF ITEMS                                         COST         COST        TOTAL
------------------------------------------------------------------------------------------------------
920.     SALARIES AND WAGES                                         265,580       53,351      318,931
921.     OFFICE SUPPLIES AND EXPENSES                                80,275        1,145       81,420
922      ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                        -            -            -
923.     OUTSIDE SERVICES                                            11,134       18,582       29,716
924.     PROPERTY INSURANCE                                              15            -           15
925.     INJURIES AND DAMAGES                                         1,267          479        1,746
926.     EMPLOYEE PENSIONS AND BENEFITS                              16,177        2,030       18,207
928      REGULATORY COMMISSION EXPENSE                                    -            -            -
930.1    GENERAL ADVERTISING EXPENSES                                   (92)         557          465
930.2    MISC. GENERAL EXPENSES                                       1,513         (673)         840
931.     RENTS                                                         (603)       2,150        1,547
932.     MAINTENANCE OF STRUCTURES AND EQUIPMENT                         45        2,200        2,245
403.     DEPRECIATION AND AMORTIZATION EXPENSE                         (489)       5,614        5,125
408.     TAXES OTHER THAN INCOME TAXES                               18,933       10,037       28,970
409      INCOME TAXES                                               (10,574)     (20,500)     (31,074)
410      PROVISION FOR DEFERRED INCOME TAXES                         13,707       20,297       34,004
411      PROVISION FOR DEFERRED INCOME TAXES - CREDIT                     -        9,421        9,421
411.5    INVESTMENT TAX CREDIT                                            -            -            -
426.1    DONATIONS                                                       61            1           62
426.5    OTHER DEDUCTIONS                                               201          754          955
427.     INTEREST ON LONG TERM DEBT                                       -            -            -
431.     OTHER INTEREST EXPENSE                                          61          141          202

------------------------------------------------------------------------------------------------------
        INSTRUCTION: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

------------------------------------------------------------------------------------------------------
        TOTAL EXPENSES                                              397,211      105,586      502,797
                                                                   --------     --------     --------
        COMPENSATION FOR USE OF EUITY CAPITAL                             -            -            -
                                                                   --------     --------      -------
430     INTEREST ON DEBT TO ASSOC. COMPANIES                          2,329            -        2,329
                                                                   --------     --------      -------
         TOTAL COST OF SERVICE                                      399,540      105,586      505,126
------------------------------------------------------------------------------------------------------


                                                                                                                             24
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
----------------------------------------------------------------------------------------------------------------------------------
                                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                                                --------------------------------------------------
                                                                                                                          REGION
                                                                     TOTAL      CUSTOMER    MATERIAL &      CORPORATE     NON-O&M
 DESCRIPTION OF ITEMS                                               AMOUNT      SERVICES     SUPPLIES      MANAGEMENT      WORK
----------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                      318,931       19,719           -          3,659           -
921         OFFICE SUPPLIES AND EXPENSES                             81,420        1,170     (38,128)           856       1,103
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                     -            -           -              -           -
923         OUTSIDE SERVICES                                         29,716        9,838         (55)           410         (75)
924         PROPERTY INSURANCE                                           15            -           -              -           -
925         INJURIES AND DAMAGES                                      1,746            -           -          1,581           -
926         EMPLOYEE PENSIONS AND BENEFITS                           18,207        1,407          11          2,669           -
928         REGULATORY COMMISSION EXPENSE                                 -            -           -              -           -
930.1       GENERAL ADVERTISING EXPENSES                                465            2           -              -           -
930.2       MISC. GENERAL EXPENSES                                      840          (33)       (271)             1           -
931         RENTS                                                     1,547            -           2              -          (1)
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                   2,245            6           -            (25)          -
403         DEPRECIATION AND AMORTIZATION EXPENSE                     5,125            -           -            (75)          -
408         TAXES OTHER THAN INCOME TAXES                            28,970        1,327          13          6,331           -
409         INCOME TAXES                                            (31,074)           -           -        (10,773)          -
410         PROVISION FOR DEFERRED INCOME TAXES                      34,004            -           -         13,707           -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT              9,421            -           -          9,421           -
411.5       INVESTMENT TAX CREDIT                                         -            -           -              -           -
426.1       DONATIONS                                                    62            -           -              -           -
426.5       OTHER DEDUCTIONS                                            955            -           -            (36)          -
427         INTEREST ON LONG TERM DEBT                                    -            -           -              -           -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                      2,329            -           -          2,329           -
431         OTHER INTEREST EXPENSE                                      202            1           -            133           -
----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function. (See
           Instruction 01-3 General Structure of Account System:
           Uniform System Account)
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                                  505,126       33,437     (38,428)        30,188       1,027
----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                             25
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2002

------------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION

                                                                                    DEPARTMENT OR SERVICE FUNCTION
                                                                  ------------------------------------------------------------------
                                                                                      T&D                      STATE       NORTHERN
                                                                   FINANCIAL     TECHNICAL                   GOVERNMENT   NEW JERSEY
 DESCRIPTION OF ITEMS                                               PLANNING      SERVICES    GOVERNANCE      AFFAIRS      REGION
------------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                       7,019         2,697        8,551           644        27,922
921         OFFICE SUPPLIES AND EXPENSES                                31           622          349          (231)        4,077
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                    -             -            -             -             -
923         OUTSIDE SERVICES                                            60           271        1,045            23          (112)
924         PROPERTY INSURANCE                                           -             -            -         -                 -
925         INJURIES AND DAMAGES                                         -             -          247             -             -
926         EMPLOYEE PENSIONS AND BENEFITS                             456           422          576            40         3,728
928         REGULATORY COMMISSION EXPENSE                                -             -            -             -             -
930.1       GENERAL ADVERTISING EXPENSES                                 -             -            -             2             -
930.2       MISC. GENERAL EXPENSES                                     (48)           (3)        (266)          (71)          245
931         RENTS                                                        -             -            -             -         4,033
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                      2             1            5             -            (5)
403         DEPRECIATION AND AMORTIZATION EXPENSE                        -             -        5,614             -             -
408         TAXES OTHER THAN INCOME TAXES                              471           462        1,405            39         3,588
409         INCOME TAXES                                                 -             -      (20,268)            -             -
410         PROVISION FOR DEFERRED INCOME TAXES                          -             -       20,282             -             1
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT                 -             -            -             -             -
411.5       INVESTMENT TAX CREDIT                                        -             -            -             -             -
426.1       DONATIONS                                                    -             -            -             -             3
426.5       OTHER DEDUCTIONS                                             -             -          236           717             1
427         INTEREST ON LONG TERM DEBT                                   -             -            -             -             -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                         -             -            -             -             -
431         OTHER INTEREST EXPENSE                                       -             -           80             -             -
-----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function. (See
           Instruction 01-3 General Structure of Account System:
           Uniform System Account)
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                                   7,991         4,472       17,856         1,163        43,481
-----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                             25A
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                     DEPARTMENT OR SERVICE FUNCTION
                                                                       ------------------------------------------------------------
                                                                         CENTRAL         EASTERN         WESTERN
                                                                        NEW JERSEY     PENNSYLVANIA    PENNSYLVANIA      FOSSIL
 DESCRIPTION OF ITEMS                                                     REGION          REGION          REGION       GENERATION
-----------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                           27,788          24,493          34,087         2,948
921         OFFICE SUPPLIES AND EXPENSES                                  9,334           1,994           9,081            70
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                         -               -               -             -
923         OUTSIDE SERVICES                                               (372)            779           1,068           514
924         PROPERTY INSURANCE                                                1               -              14             -
925         INJURIES AND DAMAGES                                              -               -               -             -
926         EMPLOYEE PENSIONS AND BENEFITS                                4,746           2,164           2,814           205
928         REGULATORY COMMISSION EXPENSE                                     -               -               -             -
930.1       GENERAL ADVERTISING EXPENSES                                      -               -               -             -
930.2       MISC. GENERAL EXPENSES                                          236             133             264          (247)
931         RENTS                                                         4,098           2,774           4,240             -
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                          (1)             (7)             (8)            -
403         DEPRECIATION AND AMORTIZATION EXPENSE                             -               -               -             -
408         TAXES OTHER THAN INCOME TAXES                                 4,515           2,880           4,224           227
409         INCOME TAXES                                                      -               -               -             -
410         PROVISION FOR DEFERRED INCOME TAXES                               -               -               -             -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT                      -               -               -             -
411.5       INVESTMENT TAX CREDIT                                             -               -               -             -
426.1       DONATIONS                                                         2              32              25             -
426.5       OTHER DEDUCTIONS                                                  -               -              (4)            -
427         INTEREST ON LONG TERM DEBT                                        -               -               -             -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                              -               -               -             -
431         OTHER INTEREST EXPENSE                                            -               -              (9)            -
-----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function. (See
           Instruction 01-3 General Structure of Account System:
           Uniform System Account)
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                                       50,347          35,242          55,796         3,717
-----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                             25B
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2002

  -----------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
  -----------------------------------------------------------------------------------------------------------------------------


                                                                                DEPARTMENT OR SERVICE FUNCTION
                                                                  -----------------------------------------------------------
                                                                   ADMINISTRATIVE    SUPPORT        ENERGY      TRANSMISSION
 DESCRIPTION OF ITEMS                                                 SERVICES       SERVICES     MANAGEMENT       SYSTEMS
-----------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                          8,680        37,353          3,506           5,903
921         OFFICE SUPPLIES AND EXPENSES                                2,622         2,769             91             698
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                       -             -              -               -
923         OUTSIDE SERVICES                                            2,062         4,186            263             (32)
924         PROPERTY INSURANCE                                              -             -              -               -
925         INJURIES AND DAMAGES                                            -           (82)             -               -
926         EMPLOYEE PENSIONS AND BENEFITS                                555         2,247            204              64
928         REGULATORY COMMISSION EXPENSE                                   -             -              -               -
930.1       GENERAL ADVERTISING EXPENSES                                  551           (90)             -               -
930.2       MISC. GENERAL EXPENSES                                       (928)       (2,302)             -               1
931         RENTS                                                       1,956           130              -             (24)
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                        61         2,216              1              (1)
403         DEPRECIATION AND AMORTIZATION EXPENSE                        (414)            -              -               -
408         TAXES OTHER THAN INCOME TAXES                                 598         2,383            244              71
409         INCOME TAXES                                                    -             -              -               -
410         PROVISION FOR DEFERRED INCOME TAXES                             -             -              -               -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT                    -             -              -               -
411.5       INVESTMENT TAX CREDIT                                           -             -              -               -
426.1       DONATIONS                                                       -             -              -               -
426.5       OTHER DEDUCTIONS                                                2             1              -               -
427         INTEREST ON LONG TERM DEBT                                      -             -              -               -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                            -             -              -               -
431         OTHER INTEREST EXPENSE                                         (8)            -              -               -
-----------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function. (See
           Instruction 01-3 General Structure of Account System:
           Uniform System Account)
-----------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                                     15,737        48,811          4,309           6,680
-----------------------------------------------------------------------------------------------------------------------------


                                                                                                                             25C
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
----------------------------------------------------------------------------------------------------------------------------------

                                                                                    DEPARTMENT OR SERVICE FUNCTION
                                                                  ----------------------------------------------------------------
                                                                                                                SERVICE BILL TO
                                                                                                                 BALANCE SHEET
                                                                       ECONOMIC      WORKFORCE        GPU          INCLUDING
 DESCRIPTION OF ITEMS                                                DEVELOPMENT    DEVELOPMENT     NUCLEAR      CAPITAL PROJECT
----------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                           755            840          (244)           102,611
921         OFFICE SUPPLIES AND EXPENSES                                 160            147             1             84,604
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                      -              -             -                  -
923         OUTSIDE SERVICES                                              51            508         1,112              8,172
924         PROPERTY INSURANCE                                             -              -             -                  -
925         INJURIES AND DAMAGES                                           -              -             -                  -
926         EMPLOYEE PENSIONS AND BENEFITS                                51             62        (4,214)                 -
928         REGULATORY COMMISSION EXPENSE                                  -              -             -                  -
930.1       GENERAL ADVERTISING EXPENSES                                   -              -             -                  -
930.2       MISC. GENERAL EXPENSES                                       (79)           (10)        4,218                  -
931         RENTS                                                          -              -             -            (15,661)
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                        -              -             -                  -
403         DEPRECIATION AND AMORTIZATION EXPENSE                          -              -             -                  -
408         TAXES OTHER THAN INCOME TAXES                                 50             63            79                  -
409         INCOME TAXES                                                   -              -           (33)                 -
410         PROVISION FOR DEFERRED INCOME TAXES                            -              -            14                  -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT                   -              -             -                  -
411.5       INVESTMENT TAX CREDIT                                          -              -             -                  -
426.1       DONATIONS                                                      -              -             -                  -
426.5       OTHER DEDUCTIONS                                               -              -            38                  -
427         INTEREST ON LONG TERM DEBT                                     -              -             -                  -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                           -              -             -                  -
431         OTHER INTEREST EXPENSE                                         -              -             5                  -
-----------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function. (See
           Instruction 01-3 General Structure of Account System:
           Uniform System Account)
-----------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                                       988          1,610           976            179,726
-----------------------------------------------------------------------------------------------------------------------------



                                                                                                       26

                                    ANNUAL REPORT OF GPU SERVICE, INC.

                                   For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------

                                    DEPARTMENTAL ANALYSIS OF SALARIES

                                               ACCOUNT 920
----------------------------------------------------------------------------------------------------------
                                                DEPARTMENTAL SALARY EXPENSE
                                        ---------------------------------------------------       NUMBER
NAME OF DEPARTMENT                                       INCLUDED IN AMOUNTS BILLED TO           PERSONNEL
------------------                                  ---------------------------------------      ---------
Indicate each department                TOTAL       PARENT        OTHER              NON          END OF
or service function.                    AMOUNT      COMPANY    ASSOCIATES         ASSOCIATES       YEAR
----------------------------------------------------------------------------------------------------------

Customer Services                      $ 19,719     $     -     $ 19,719             $  -           414

Material & Supplies                           -           -            -                -             -

Corporate Management                      3,659          90        3,569                -             5

Region Non-O&M Work                           -           -            -                -             -

Financial Planning                        7,019           -        7,019                -            89

T&D Technical Services                    2,697           2        2,695                             97

Governance                                8,551         218        8,333                -            70

State Government Affairs                    644           -          644                -             5

Northern New Jersey-Region               27,922           -       27,922                -           683

Central New Jersey-Region                27,788           -       27,788                -           966

Eastern Pennsylvania-Region              24,493           -       24,493                -           614

Western Pennsylvania-Region              34,087           -       34,087                -           892

Fossil Generation                         2,948           -        2,948                -            44

Administrative Services                   8,680          24        8,656                -           108

Support Services                         37,353         478       36,875                -           407

Energy Management                         3,506          26        3,480                -            30

Transmission Systems                      5,903           -        5,903                -            11

Economic Development                        755           -          755                -             7

Workforce Development                       840           -          840                -            13

GPU Nuclear                                (244)          -         (244)               -            10

Service bill to Balance Sheet
including Capital Projects              102,611           -      102,611                -             -


                                        -------       -----      -------              ---         -----
                   TOTAL               $318,931      $  838     $318,093             $  -         4,465
                                        =======       =====      =======              ---         =====

---------------------------------------------------------------------------------------------------------



                                                                                                       27
                                 ANNUAL REPORT OF GPU SERVICE, INC.

                                For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------
                                      OUTSIDE SERVICES EMPLOYED
                                             ACCOUNT 923
----------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services  employed.  If the aggregate amounts paid to any one payee and included  within one subaccount is less than $100,000,  only the aggregate  number and amount of all such payments  included  within the subaccount need be shown. Provide a subtotal for each type of service.
----------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                ------------
                                                                               "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE          "NA"= NON            AMOUNT
                                                                                  ASSOCIATE
----------------------------------------------------------------------------------------------------------

Legal
-----
49 Others (Under $100,000)                                                                         $    25
                                                                                                    ------

                  Sub-total                                                                        $    25
                                                                                                    ------

Other Professional Services
---------------------------

OSI Outsourcing Services, Inc.         Debt Collection services                        NA          $ 6,878

Nextiraone LLC                         Service agreement - Telcom                      NA              908
                                       2000 plus plan

Manpower International, Inc.           Temporary personnel services for                NA              860
                                       IT client services, application
                                       support for internal services,
                                       client services, bill printing
                                       services, mail services, reprographic
                                       services, youth safety programs,
                                       environmental auditing, and community
                                       initiative activities

Chris Talarico & Associates            Personnel placement services                    NA              708
   Inc.                                for customer relations, WARM
                                       solicitation, distribution
                                       management center, project
                                       enterprise customer care, and various
                                       facilities, infrastructure, and
                                       administrative assistance services

SAP America, Inc.                      Project Enterprise system hardware,             NA              659
                                       testing, and monitoring, education
                                       and training, change leadership,
                                       and communications




                                                                                                       27A
                                 ANNUAL REPORT OF GPU SERVICE, INC.

                                For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------

                                      OUTSIDE SERVICES EMPLOYED
                                             ACCOUNT 923
----------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by  subaccount  of outside  services  employed.  If the aggregate amounts  paid to any one  payee  and  included  within  one  subaccount  is less than
               $100,000,  only the aggregate number and amount of all such payments  included within the  subaccount  need be  shown.  Provide  a  subtotal  for  each  type  of  service.
----------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                -------------
                                                                               "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE          "NA"= NON            AMOUNT
                                                                                  ASSOCIATE
----------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------
John R. Santee                         Telecommunication service in                    NA              533
                                       connection with data premise
                                       wiring, DMC voice equipment
                                       wiring, IT services for SAS PC
                                       support, PC/LAN technical services,
                                       and voice communications


Career Connections                     IT temporary staffing services                  NA              486
                                       related to Customer Care Services

Diversified Media Group LLC            Communication services related                  NA              443
                                       to IDL System

TUI Consulting                         Project Enterprise customer care                NA              404
                                       configuration, testing, and
                                       monitoring

Syntegra                               Maintenance services related to                 NA              383
                                       EMS System

Osmose Wood Preserving                 Facilities audit services for pole              NA              383
   Company, Inc.

G&S Motor Equipment                    Equipment and PCB disposal and                  NA              309
   Company, Inc.                       removal services

Equifax Credit Information             Stockholder relation matters, and               NA              293
   SVC                                 credit information services in
                                       connection with positive ID and
                                       information exchange regarding
                                       Revenue assurance

CSI International, Inc.                Janitorial Services                             NA              265


                                                                                                       27B
                                 ANNUAL REPORT OF GPU SERVICE, INC.

                                For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------

                                      OUTSIDE SERVICES EMPLOYED
                                             ACCOUNT 923
----------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by  subaccount  of outside  services  employed.  If the aggregate amounts  paid to any one  payee  and  included  within  one  subaccount  is less than
               $100,000,  only the aggregate number and amount of all such payments  included within the subaccount need be shown. Provide a subtotal for each type of service.

----------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                -------------
                                                                               "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE          "NA"= NON            AMOUNT
                                                                                   ASSOCIATE
----------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------
Teknecon, Inc.                        Energy risk management system                    NA              260
                                      development advisory services

Professional Culinary                 Food service                                     NA              245
   Services

Smallworld Systems, Inc.              Services related to upgrade of GIS               NA              241
                                      and outage management

Cyberstar L. P.                       Satellite air time for interactive               NA              239
                                      and distance learning, network
                                      management and maintenance of one
                                      touch equipment, media transmission
                                      services

SAP Public Services, Inc.             SAP related issues including                     NA              232
                                      upgrades, archiving and analysis

Right Associates                      Outplacement services                            NA              216

Geographic Information                Consulting services in connection                NA              203
   Technology                         with upgrade of GIS and outage
                                      management

Cashpoint                             Payment services for remittance                  NA              200
                                      center

Complete Payroll Management           Payrolling service                               NA              181
   Inc.



                                                                                                       27C
                                 ANNUAL REPORT OF GPU SERVICE, INC.

                                For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------

                                      OUTSIDE SERVICES EMPLOYED
                                             ACCOUNT 923
----------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by  subaccount  of outside  services  employed.  If the aggregate amounts  paid to any one  payee  and  included  within  one  subaccount  is less than
               $100,000,  only the aggregate number and amount of all such payments  included within the subaccount need be shown. Provide a subtotal for each type of service.

----------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                --------------
                                                                                "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE          "NA"= NON            AMOUNT
                                                                                  ASSOCIATE
----------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------

NCO Financial Systems                 Revenue assurance services                       NA              179

Nantmeal Consulting                   Project enterprise consulting                    NA              174
                                      Services, Inc. services, and system upgrade,
                                      testing and monitoring services

Andalex, Inc.                         Teleanguage services for front                   NA              149
                                      office operations

Brock and Company, Inc.               Food services                                    NA              147

Sapphire Technologies                 IT temporary staffing services                   NA              145

TEK Systems                           IT temporary staffing services                   NA              144

Ajilon                                IT temporary staffing services                   NA              136

Orbis                                 Instruments for Central Electric                 NA              123
                                      Lab

Bartel, Rudolf & Associates           Collections service for damage                   NA              116
                                      to company properties

Rickart Collection                    Revenue assurance collection                     NA              110
                                      Systems, Inc.  agency services

979 Others (Under $100,000)                                                                          3,202
                                                                                                    ------

                  Sub-total                                                                        $20,154
                                                                                                    ------

                                                                                                       27D
                                 ANNUAL REPORT OF GPU SERVICE, INC.

                                For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------

                                      OUTSIDE SERVICES EMPLOYED
                                             ACCOUNT 923
----------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by  subaccount  of outside  services  employed.  If the aggregate amounts  paid to any one  payee  and  included  within  one  subaccount  is less than
               $100,000,  only the aggregate number and amount of all such payments  included within the subaccount need be shown. Provide a subtotal for each type of service.
----------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                --------------
                                                                                "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE          "NA"= NON            AMOUNT
                                                                                  ASSOCIATE
----------------------------------------------------------------------------------------------------------

GPU Nuclear, Inc.
-----------------

TLG Services, Inc.                    Services related to Saxton                       NA         $ 2,659
                                      decommissioning and dismantlement

Duratek Radwaste Processing           Radwaste processing services related             NA           2,798
   Inc.                               to Saxton decommissioning

Washington Group                      Radiation protection services at                 NA           1,700
   International, Inc.                Saxton Nuclear Experimental Facility

Bartlett Nuclear Incorporated         Engineering services related to                  NA           1,533
                                      Saxton Nuclear Experimental Facility

Private Fuel Storage, LLC             Private fuel storage costs related               NA             528
                                      to Oyster Creek

Bryce Saylor & Sons,                  Services related to Saxton                       NA             162
   Incorporated                       decommissioning and dismantlement

Ruggieri Enterprises LLC              Survey and report related to Saxton              NA             157
                                                                                                   ------
                                      Nuclear Experimental Facility

                  Sub-total                                                                       $ 9,537
                                                                                                   ------

                  Grand Total                                                                     $29,716
                                                                                                   ======
----------------------------------------------------------------------------------------------------------


                                                                              28
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                         EMPLOYEE PENSIONS AND BENEFITS

                                   ACCOUNT 926
--------------------------------------------------------------------------------

INSTRUCTIONS:      Provide a listing of each pension plan and benefit program provided by the service company.  Such listing should be
                   limited to $25,000.
--------------------------------------------------------------------------------

           DESCRIPTION                                                   AMOUNT
--------------------------------------------------------------------------------


           EMPLOYEE SAVINGS PLAN                                        $10,061

           GROUP LIFE INSURANCE                                             253

           HOSPITAL, SURGICAL, MEDICAL & DENTAL INSURANCE                37,251

           LONG TERM DISABILITY                                           1,697

           OPEB HEALTH INSURANCE                                          5,499

           OPEB LIFE INSURANCE                                            5,519

           PENSION PLANS                                                (43,659)

           RELOCATION                                                       192

           SICK LEAVE                                                        73

           VACATION                                                         610

           OTHER BENEFITS                                                   711

                                                                        -------
                                                          TOTAL        $ 18,207
                                                                        =======

--------------------------------------------------------------------------------

                                                                              29
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES

                                  ACCOUNT 930.1
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------
           DESCRIPTION                   NAME OF PAYEE                   AMOUNT
--------------------------------------------------------------------------------


Newspapers, periodicals,           Lakewood Stadium                     $   240
  billboards, radio, etc.          Reading Stadium                          200
                                   TWP Worldwide                             46
                                   Sprint Yellow Pages                       21
                                   Verizon PA                                 8
                                   Interspace Services Inc.                   6
                                   Penton Media, Inc.                         4
                                   Other (33 payees under $3,000)           (74)

Fees and expenses of               Brushfire Inc.                            10
  advertising agencies and
  commercial artists



Supplies and expenses in           Specialty Promotions Inc.                  4
  preparing advertising
  materials


                                                                          -----
                                                 TOTAL                   $  465
                                                                          =====
--------------------------------------------------------------------------------

                                                                              30
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                         MISCELLANEOUS GENERAL EXPENSES

                                  ACCOUNT 930.2
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.2,
               "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321 (b) (2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C.S. 441 (b) (2) shall be separately classified.

--------------------------------------------------------------------------------

           DESCRIPTION                                             AMOUNT
------------------------------------------------------------------------------

           Dues & Memberships                                        210

           Legal Settlement                                           27

           Licenses, Permits & Registration                           68

           Directors' Fees and Expenses                              535


                                                                    -----
               TOTAL                                               $ 840
                                                                    ====
--------------------------------------------------------------------------------

                                                                              31
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                     RENTS

                                   ACCOUNT 931
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 931, "Rents", classifying  such  expenses by major  groupings of  property,  as defined in the account definition of the Uniform System of Accounts.
--------------------------------------------------------------------------------

           TYPE OF PROPERTY                                              AMOUNT
--------------------------------------------------------------------------------

           BUILDINGS                                                     $   900

           DUPLICATING EQUIPMENT                                             266

           AUTOMOBILES                                                         7

           STORAGE                                                            56

           MAILING EQUIPMENT                                                  15

           TELECOMMUNICATIONS SYSTEM                                          54

           MISCELLANEOUS                                                       5

           GPU NUCLEAR, INC.
           -----------------

           BUILDING                                                           72

           TOOLS & EQUIPMENT                                                 172


                                                                           -----
                                                              TOTAL       $1,547
                                                                           =====
--------------------------------------------------------------------------------

                                                                              32
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                         TAXES OTHER THAN INCOME TAXES

                                   ACCOUNT 408
--------------------------------------------------------------------------------

INSTRUCTION:   Provide an  analysis  of Account  408,  "Taxes  Other Than Income
               Taxes".  Separate  the analysis  into two groups:  (1) other than
               U.S.  Government taxes, and (2) U.S.  Government  taxes.  Specify each of the various  kinds of taxes and show the amounts  thereof
               Provide a subtotal for each class of tax.
--------------------------------------------------------------------------------

                     T Y P E  O F  T A X                                AMOUNT
-------------------------------------------------------------------------------

                 (1) OTHER THAN U.S. GOVERNMENT TAXES
                     --------------------------------
                     Local Real Estate                                  $   809

                     Local Personal Property                                  3

                     Unemployment Insurance
                                              - New Jersey                1,067
                                              - Pennsylvania                775
                                              - Washington, D.C.              1
                                              - Ohio                          1

                     Pennsylvania Capital Stock                              37

                     Pennsylvania Sales & Use                               (35)
                                                                          -----

                                                          Sub Total       2,658
                                                                          -----


                 (2) TAXES - U.S. GOVERNMENT
                     -----------------------
                     Federal Unemployment Insurance                         289

                     FICA                                                26,023
                                                                         ------

                                                          Sub Total      26,312
                                                                         ------


                                                          TOTAL         $28,970
                                                                         ======


--------------------------------------------------------------------------------

                                                                              33
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

                                    DONATIONS

                                  ACCOUNT 426.1
--------------------------------------------------------------------------------

INSTRUCTION:   Provide  a listing  of the  amount  included  in  Account  426.1,
               "Donations",  classifying  such  expenses  by  its  purpose.  The aggregate  number and amount of all items of less than $3,000 may be shown in lieu of details.
--------------------------------------------------------------------------------

NAME OF RECIPIENT                           PURPOSE OF DONATION          AMOUNT
--------------------------------------------------------------------------------

Good Samaritan Hospital                     Health Services/Hospitals     $  10

Erie Area Chamber of Commerce               Community Services                5

Celebrate Erie                              Community Services                5

Pennsylvania Urban and Community            Community Services                5
  Forestry Council

78 organizations Community Services                                          27
    (Under $3,000)

4 organizations  Education                                                    3
    (Under $3,000)

8 Organizations  Health Services/Hospitals                                    7
    (Under $3,000)


                                                                          -----
                                                     TOTAL               $   62
                                                                          =====

-------------------------------------------------------------------------------

                                                                              34
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                OTHER DEDUCTIONS

                                  ACCOUNT 426.5
--------------------------------------------------------------------------------

INSTRUCTIONS:     Provide a listing of the amount included in Account 426.5,
                  "Other Deductions", classifying such expenses according to their nature.
--------------------------------------------------------------------------------
   D E S C R I P T I O N                    NAME OF PAYEE                AMOUNT
--------------------------------------------------------------------------------

Merchandising, Jobbing and           Primarily Meter Readings           $    (5)
Contract Work Expenses               And Maintenance Agreement
                                     Costs

Lobbying Expenses                    Primarily Employee Wages                905
                                     and Expenses

Miscellaneous                        Various                                  22


GPU Nuclear, Inc.

Miscellaneous                        State of New Jersey                      33


















                                                                           -----
                                       TOTAL                              $  955
                                                                           =====
--------------------------------------------------------------------------------

                                                                              35
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                 SCHEDULE XVIII

                          NOTES TO STATEMENT OF INCOME
--------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for  important  notes  regarding  the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.
--------------------------------------------------------------------------------

     On November 7, 2001, under the FirstEnergy Corp. (FirstEnergy) Merger Order, GPU Service, Inc. (GPUS) became a subsidiary of FirstEnergy, a registered holding company under the Public Utility Holding Company Act of 1935. The Merger Order required a separate application seeking authorization to consolidate the functions performed by FirstEnergy Service Company and GPUS. On October 15, 2002, FirstEnergy filed with the SEC requesting authorization to consolidate all common corporate services under First Energy Service Company, to occur not later than June 1, 2003. In the interim, GPUS has functioned as it has in the past in accordance with Commission approvals, in addition to rendering services to the pre-merger FirstEnergy Utility Subsidiaries or other subsidiaries of FirstEnergy following the merger.

     GPU Nuclear, Inc. (GPUN) operated the Saxton Nuclear Experimental Corporation and Three Mile Island Unit 2 on behalf of Jersey Central Power & Light Company, Metropolitan Edison Company, and Pennsylvania Electric Company. In 2001, the few remaining GPUN employees were transferred to GPUS. All the expenses associated with GPUN operation have been included within the GPUS U-13-60.


--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002
-----------------------------------------------------------------------------
                               ORGANIZATION CHART

-----------------------------------------------------------------------------
            |  BOARD OF DIRECTORS                                     |
            |---------------------------------------------------------|
            |  President                                              |
             ---------------------------------------------------------|
               |  Governance                                          |
               |------------------------------------------------------|
               |     |Senior Vice President & General Counsel         |
               |     |------------------------------------------------|
               |     |     |Legal                                     |
               |     |     |------------------------------------------|
               |     |     |Claims                                    |
               |     |      ------------------------------------------|
               |     |Senior Vice President & Chief Financial Officer |
               |     |------------------------------------------------|
               |     |     |Accounting                                |
               |     |     |------------------------------------------|
               |     |     |Investment Management                     |
               |     |     |------------------------------------------|
               |     |     |Corporate Risk                            |
               |     |     |------------------------------------------|
               |     |     |Rates and Regulatory Affairs              |
               |     |     |------------------------------------------|
               |     |     |Tax Services                              |
               |     |     |------------------------------------------|
               |     |     |Internal Auditing                         |
               |     |     |------------------------------------------|
               |     |     |Treasury                                  |
               |     |      ------------------------------------------|
               |     |Senior Vice President                           |
               |     |------------------------------------------------|
               |     |     |Corporate Affairs & Community Involvement |
               |     |     |------------------------------------------|
               |     |     |Communications                            |
               |     |     |------------------------------------------|
               |     |     |Human Resources                           |
               |     |     |------------------------------------------|
               |     |     |Real Estate                               |
               |     |     |------------------------------------------|
               |     |     |Corporate                                 |
               |     |     |------------------------------------------|
               |     |     |Administrative Services                   |
               |     |     |------------------------------------------|
               |     |Senior Vice President                           |
               |      ------------------------------------------------|
               |           |Information Services                      |
               |           |------------------------------------------|
               |           |Supply Chain                              |
               |           |------------------------------------------|
               |           |Telecommunications                        |
               |           |------------------------------------------|
               |           |Performance Planning                      |
               |            ------------------------------------------|
               |  Operations                                          |
                ------------------------------------------------------|
                     |Senior Vice President Energy Delivery           |
                     |------------------------------------------------|
                     |   & Customer Service                           |
                     |------------------------------------------------|
                     |     |Customer Service                          |
                     |     |------------------------------------------|
                     |     |Regional Operations                       |
                     |     |------------------------------------------|
                     |     |Transmission & Distribution Technical     |
                     |     |  Services                                |
                     |     |------------------------------------------|
                     |     |Economic Development                      |
                     |     |------------------------------------------|
                     |     |Workforce Development                     |
                     |      ------------------------------------------|
                     |  Vice President Transmission                   |
                      ------------------------------------------------|
                           |Transmission Operations                   |
                           |------------------------------------------|
                           |Transmission Policy                       |
                           |------------------------------------------|
                           |Transmission Business Services            |
                           |------------------------------------------|
                           |Transmission Asset Development            |
                            ------------------------------------------
-----------------------------------------------------------------------------

                                                                              37
                       ANNUAL REPORT OF GPU SERVICE, INC.


                      For the Year Ended December 31, 2002


                              METHODS OF ALLOCATION
--------------------------------------------------------------------------------


   1. Multiple Factor:
      ---------------

      The average of the following three factors:

      A. Gross  Distribution Plant at Year-End
      B. Energy Sales (MWH) to Ultimate Customers
      C. O & M Expense, Excluding Purchased Power

   2. Three (3) Factor:
      ----------------

      Multiple   factor  billed  to  Jersey   Central  Power  &  Light  Company,
      Pennsylvania Electric Company, and Metropolitan Edison Company.

   3. Seven (7) Factor:
      ----------------

      Multiple factor billed to Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company, Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, and Pennsylvania Power Company.

   4. Four (4) Factor:
      ---------------

      Multiple factor billed to Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, and Pennsylvania Power Company.

   5. Direct Payroll Cost Ratio Factor:
      --------------------------------

      This factor is based on the amount of payroll and payroll overheads directly charged to individual GPU System Companies as a percent of the total payroll and payroll overheads charged to all GPU System Companies including non-utility subsidiaries.


Each cost center is assigned one of the above factors for allocating indirect costs to groups of associated companies. The allocation factor is based upon each cost center's type of work and is reviewed annually.


--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002


           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED
--------------------------------------------------------------------------------


                                      NONE

                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------
                               VENTURE DISCLOSURES
--------------------------------------------------------------------------------


            LICENSING OF COMPUTER PROGRAMS TO NON-ASSOCIATE COMPANIES
            ---------------------------------------------------------

      Pursuant to the provisions contained in Securities and Exchange Commission
(SEC) Order dated August 29, 1990 for SEC File No. 70-7675, GPU Service, Inc. did not enter into any transactions or recognize any revenues du ring the calendar year 1999 for activities related to the licensing of computer programs to non-associated companies.

                      LEASING OF RESERVE COMPUTER CAPACITY
                      ------------------------------------

      Pursuant to the provisions contained in SEC Order dated November 27, 1991 for SEC File No. 70-7841, GPU Service, Inc. received revenues during 1999 from Consumers Water Company, a non-associated company, for reserve computer capacity. These revenues are shown separately on page 22 of this report.

            LICENSING OF AUTOMATED MATERIALS MANAGEMENT SYSTEM (AMMS)
            ---------------------------------------------------------
                  COMPUTER PROGRAMS TO NON-ASSOCIATE COMPANIES
                  --------------------------------------------

      Pursuant to the provisions contained in SEC Order dated December 3, 1991 for SEC File No. 70-7871, GPU Service, Inc. did not receive AMMS licensing revenues during 1999.

                      SERVICES TO NON-AFFILIATED UTILITIES
                      ------------------------------------

      Pursuant to the provisions contained in SEC Order dated November 5, 1996 for SEC File No. 70-8805, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 1999 for activities related to the provision of services to non-affiliated utilities.

                         ENTRY INTO NON-UTILITY BUSINESS
                         -------------------------------

      Pursuant to the provisions contained in SEC Order dated August 16, 1996 for SEC File No. 70-8817, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 1999 for activities related to the entry into non-utility business.

                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2002



                                SIGNATURE CLAUSE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned Company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.

                              GPU SERVICE, INC.
                              -------------------------------------------
                              (Name of Reporting Company)

                              By: /s/ P. R. Chatman
                                 ----------------------------------------
                                  (Signature of Signing Officer)

                              P. R. Chatman, Assistant Controller
                              -------------------------------------------
                              (Printed Name and Title of Signing Officer)


          Date:  April 28, 2003